Exhibit 8

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Termination Agreement”) is made this 23rd day of July, 2009, by and among NATIONSHEALTH, INC., a Delaware corporation (“NationsHealth”), MHR CAPITAL PARTNERS MASTER ACCOUNT LP, a limited partnership organized in Anguilla, British West Indies (as successor-in-interest to MHR CAPITAL PARTNERS LP) (“Master Account”), OTQ LLC, a Delaware limited liability company (“OTQ”), and MHR CAPITAL PARTNERS (100) LP, a Delaware limited partnership (“Capital Partners (100)”).  NationsHealth, Master Account, OTQ and Capital Partners (100) are sometimes referred to herein singly as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties are each a party to that certain Registration Rights Agreement, dated as of February 28, 2005 (the “Agreement”);

WHEREAS, each of the Parties has agreed to terminate the Agreement; and

WHEREAS, as a result of the foregoing, the Parties hereto desire to enter into this Termination Agreement to set forth in writing the understanding among the Parties as to the subject matter hereof.

NOW THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned do hereby agree and acknowledge as follows:

TERMS AND CONDITIONS

1.

Termination of Agreement.  Subject to the terms and conditions of this Termination Agreement, each of the Parties hereby mutually agrees that the Agreement shall automatically terminate, and be of no further force or effect as of the Effective Time (as such term is defined in that certain Agreement and Plan of Merger by and among NationsHealth, ComVest NationsHealth Holdings, LLC, and NationsHealth Acquisition Corp., dated as of April 30, 2009 (the “Agreement and Plan of Merger”)).  Upon the occurrence of the Effective Time, no Party shall have any further or continuing obligation to any other Party under the Agreement.  Each of the Parties hereby waives any and all notice obligations to the other Parties set forth in the Agreement relating to the transactions contemplated by this Termination Agreement.

2.

Counterparts; Facsimile/PDF Execution.  This Termination Agreement may be (a) executed in two (2) or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument, and (b) executed and delivered by telecopier or portable document format (PDF) transmission with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

3.

Entire Termination Agreement; Survival.  This Termination Agreement constitutes the entire contract among the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the Parties, and there are no representations, warranties or other agreements among the Parties in connection with the subject matter hereof, except as specifically set forth herein.

4.

Language Construction.  The language in all parts of this Termination Agreement shall be construed, in all cases, according to fair meaning.  Each of the Parties acknowledges that no single Party bears sole responsibility for the preparation and drafting of this Termination Agreement and no rule of construction to the effect that ambiguities are to be resolved against the drafting Party should be employed in the interpretation of this Termination Agreement.

5.

Governing Law.  The laws of the State of New York (without giving effect to its conflicts of law principles) govern this Termination Agreement and all matters arising out of or relating to this Termination Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement except for any provisions of this Termination Agreement that are within the scope of the Delaware General Corporation Law, which provisions shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.  The Parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York over any action or proceeding arising out of or relating to this Termination Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts.  The Parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum.  Each of the Parties agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Party hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Termination Agreement.

6.

Successors and Assigns.  This Termination Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Termination Agreement is intended or shall be construed to give any person other than the Parties to this Termination Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Termination Agreement or any provision contained herein, it being the intention of the Parties to this Termination Agreement that the Termination Agreement be for the sole and exclusive benefit of such Parties or such successors and assigns and not for the benefit of any other person.

7.

Waiver.  No delay or omission on the part of any Party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Termination Agreement.

8.

Mutual Release.  Effective as of the Effective Time, except as otherwise contemplated by the terms of this Termination Agreement, each Party, for itself and its successors and assigns, hereby releases and forever discharges each other Party and each such Party’s affiliates and each of their respective directors, officers, stockholders, members, partners, managers, agents, representatives, employees, subsidiaries, successors and assigns, from any and all duties, obligations and agreements of every kind that in any way arise from or are related to the Agreement, in each case, through the Effective Time.

9.

Condition Precedent.    It is an express condition precedent to the effectiveness of this Agreement that (a) the Effective Time (as defined in the Agreement and Plan of Merger) shall have occurred pursuant to the Agreement and Plan of Merger and the consideration paid or conveyed and all other transactions contemplated therein shall have been satisfied or waived in accordance with the terms of the Agreement and Plan of Merger and the Limited Waiver and Consent to Convertible Secured Notes dated as of April 30, 2009, by and among NationsHealth, NationsHealth Holdings, L.L.C., United States Pharmaceutical Group, L.L.C., Diabetes Care & Education, Inc., National Pharmaceutical and Medical Products (USA) LLC and Master Account, Capital Partners (100), OTQ and MHR Capital Partners (500) LP, and (b) the Voting Agreement, dated as of April 30, 2009, by and among ComVest NationsHealth Holdings, LLC (“Parent”), NationsHealth, Master Account, Capital Partners (100), OTQ, and Mark H. Rachesky M.D., as a holder of record and as authorized signatory for certain other entities, (collectively, with their respective affiliates and any successor to any of the foregoing, “MHR”), Glenn Parker, Lewis Stone, Timothy Fairbanks, Mark Lama, and RGGPLS, the Right of First Refusal and Co-Sale Agreement, dated as of April 30, 2009, by and among Parent, NationsHealth, MHR, Glenn Parker, Lewis Stone, Timothy Fairbanks, Mark Lama and RGGLPS, and the Investor Rights Agreement, dated as of April 30, 2009, by and among Parent, NationsHealth, MHR, Glenn Parker, Lewis Stone, Timothy Fairbanks, Mark Lama and RGGPLS shall each have become effective.  In the event the Agreement and Plan of Merger is terminated, this Agreement shall automatically terminate with no further action required by the Parties hereto and shall be null and have no force or effect.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned hereto have executed this Termination Agreement as of the date first written above.

NATIONSHEALTH, INC.

By: /s/ Glenn Parker

Glenn Parker, Chief Executive Officer

MHR CAPITAL PARTNERS MASTER ACCOUNT LP

By: MHR Advisors LLC, its General Partner

By: /s/ Hal Goldstein

Hal Goldstein, Authorized Signatory

OTQ LLC

By: /s/ Hal Goldstein

Hal Goldstein, Authorized Signatory

MHR CAPITAL PARTNERS (100) LP

By: MHR Advisors LLC, its General Partner

By: /s/ Hal Goldstein

Hal Goldstein, Authorized Signatory